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FOR IMMEDIATE RELEASE

TUESDAY, APRIL 18, 2006

STRATEGIC HOTELS & RESORTS ANNOUNCES AGREEMENT TO TERMINATE

HOTEL MANAGEMENT CONTRACT AT MARRIOTT RANCHO LAS PALMAS RESORT

Chicago, IL – April 18, 2006 – Strategic Hotels & Resorts, Inc. (NYSE: BEE), today announced the company reached an agreement with Marriott Hotel Services, Inc. (MHS), the manager of its Marriott Rancho Las Palmas Resort in Rancho Mirage, California, to terminate the hotel management contract with MHS on or before December 29, 2006. The agreement increases the range of options available to the company with respect to its future plans for the resort including its potential sale. Under the agreement, the company is required to pay MHS an initial termination fee of $5.0 million upon termination and an additional termination fee of $5.0 million in 2009, provided that the additional termination fee will not be required if the company has entered into a qualifying hotel management contract with MHS, or an affiliate, by December 31, 2008. The company also agreed to reimburse MHS for severance costs for MHS employees at the resort. The company estimates the present value of the termination fees and estimated severance cost will be $10.4 million. This one-time charge will be recorded in its first quarter 2006 financial statements and was not contemplated in previous earning guidance.

About the Company

Strategic Hotels & Resorts, Inc. is a real estate investment trust (REIT), which owns and asset manages high-end hotels and resorts. The company has ownership interests in 18 properties with an aggregate of 8,480 rooms. For further information, please visit the company’s website at http://www.strategichotels.com/.

This press release contains forward-looking statements about Strategic Hotels & Resorts, Inc. (the “Company”). Except for historical information, the matters discussed in this press release are forward-looking statements subject to certain risks and uncertainties. Actual results could differ

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materially from the Company’s projections. Factors that may contribute to these differences include but are not limited to the following: availability of capital; ability to obtain or refinance debt; rising interest rates; rising insurance premiums; cash available for capital expenditures; competition; demand for hotel rooms in our current and proposed market areas; economic conditions generally and in the real estate market specifically; delays in construction and development; demand for hotel condominiums; marketing challenges associated with entering new lines of business; risks related to natural disasters; the pace and extent of the recovery of the New Orleans economy and tourism industry; the successful collection of insurance proceeds and rehabilitation of the New Orleans property; the effect of threats of terrorism and increased security precautions on travel patterns and hotel bookings; the outbreak of hostilities and international political instability; legislative or regulatory changes, including changes to laws governing the taxation of REITs; and changes in generally accepted accounting principles, policies and guidelines applicable to REITs.

Additional risks are discussed in the Company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The forward-looking statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.